Exhibit 99.1

AGY Holding Corp. Announces New Financing and Debt Restructuring

AIKEN, SOUTH CAROLINA—(June 28, 2013)—AGY Holding Corp., a Delaware corporation (“AGY”), and KAGY Holding Company, Inc., the direct parent company of AGY (“KAGY,” and together with AGY, the “Companies”), announced today that they have entered into a series of agreements for the restructuring of the Companies’ business and exchange of certain of AGY’s outstanding 11% senior second lien notes due 2014 (the “Old Notes”) (collectively, the “Restructuring”). A description of these agreements has been included in our Form 8-K filed today with the Securities and Exchange Commission and are briefly summarized below.

1.	Exchange Transaction Approximately 93% in aggregate principal amount of the holders of Old Notes exchanged their outstanding Old Notes for the following consideration: (A) shares of convertible participating preferred stock (“Series A Preferred Stock”) of KAGY having an initial liquidation preference amount equal to 50% of the principal amount of Old Notes exchanged plus 50% of the accrued and unpaid interest through May 15, 2013 on the Old Notes exchanged and (B) new 11% Senior Second Lien Notes (the “New Notes”) of AGY with an extended maturity of December 15, 2016 having a principal amount equal to 50% of the principal amount of Old Notes exchanged. The New Notes will be “144A-for-life” and neither the New Notes nor the Series A Preferred Stock have been or will be registered under the Securities Act of 1933.

2.	Amendment of Old Notes Indenture The indenture governing the Old Notes was amended to eliminate substantially all of the covenants and collateral provisions and certain events of default applicable to the Old Notes in connection with the closing of the exchange transaction.

3.	Amendment of Master Lease Agreement The Companies entered into a Second Amended and Restated Master Lease Agreement (the “Amended Metals Facility”) with DB Energy Trading LLC (“DB”), to be syndicated to a group of participants arranged by DB. The Amended Metals Facility extends the term of the lease agreement through June 15, 2016 and, among other things, permits AGY to lease up to 51,057 Troy ounces of platinum and 3,308 Troy ounces of rhodium, two of the alloy metals used in AGY’s manufacturing operations.

4.	Amendment of ABL Facility — AGY entered into a Second Amendment to Amended and Restated Loan and Security Agreement (the “ABL Amendment”) with UBS AG, Stamford Branch and UBS Securities LLC. Among other things, the ABL Amendment provides that the maturity of the facility shall be no earlier than June 15, 2016 and provides for a reduction of 25 basis points in the applicable margin. The amended facility is a $60 million senior secured revolving credit facility.

5.	Term Loan Agreement — The Companies entered into a term loan credit agreement (the “New Term Loan”) with certain participants in the exchange transaction and Wells Fargo Bank, National Association NA, as agent, providing for borrowings by AGY of an aggregate principal amount of $20 million, the full amount of which was drawn in connection with the closing of the exchange transaction. The New Term Loan will bear interest at a rate of 12% per annum and will mature on September 15, 2016.

Promptly following the closing of the Restructuring, AGY commenced an exchange offer for the remaining outstanding Old Notes. The economic terms of the exchange offer are equivalent to those of the exchange transaction (subject to certain limited exceptions and subject to certain limitations on participation arising under applicable securities laws). Unless extended by AGY, the exchange offer will expire on July 29, 2013.

“AGY is pleased to successfully complete the restructuring described above. We believe that this milestone is the culmination of 18 months of effort to improve our operational capabilities, refine our strategy and create a sound financial platform,” said Richard Jenkins, Interim CEO. “We are proud of the vote of confidence that has been demonstrated by our financial partners through the extension of these long-term financing arrangements, which we anticipate will fund the execution of our strategic plans.”

Drew Walker, President added, “Today marks the rebirth of a more than 50-year-old American manufacturing business with a globally recognized brand. AGY makes our customers’ products lighter, faster and stronger, and we believe that this restructuring creates a strong platform for growth in our key Aerospace and Defense, Specialty Electronics and Industrial markets.”

Mr. Jenkins concluded by adding, “I would like to thank our employees for their enthusiasm, hard-work and know-how, as well as our suppliers and customers for their continued support of AGY through the years. It is through these partnerships that AGY will be successful as we launch into the next 50 years.”

About AGY

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including the following: aerospace and defense (the “A&D” business); electronics; and construction, continuous filament mat (“CFM”) and industrial markets (the “G&I” business). Headquartered in Aiken, South Carolina, AGY has a sales office in Lyon, France and two manufacturing facilities in the US, located in Aiken, South Carolina and Huntingdon, Pennsylvania, respectively, and, until closing of a pending divestiture transaction, a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of AGY’s website, www.agy.com.

Safe Harbor for Forward Looking and Cautionary Statements

Certain statements contained in this press release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may,” “should” or “could.” Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. Although AGY believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those risk factors listed from time to time in AGY’s filings with the Securities and Exchange Commission. Except as required by applicable law, AGY assumes no obligation and does not intend to update these forward-looking statements.

Contact:

Jay Ferguson

AGY Holding Corp.

PH: 803-643-1257

jay.ferguson@agy.com

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